Exhibit 10.1

AMENDMENT NO. 10

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 10 TO CREDIT AGREEMENT (this “Amendment”) is dated as of April 12, 2022 by and among WINMARK CORPORATION, WIRTH BUSINESS CREDIT, INC., WINMARK CAPITAL CORPORATION, and GROW BIZ GAMES, INC. (each of the foregoing are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), and CIBC BANK USA (the “Administrative Agent” and a “Lender”).

RECITALS:

A.The Loan Parties, the Administrative Agent, and the Lender are parties to that certain Credit Agreement, dated as of July 13, 2010, as amended prior to the date hereof (the “Credit Agreement”).

B. The Loan Parties, the Administrative Agent, and the Lender desire to further amend the Credit Agreement as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Definitions.  Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.
2.Amendment of Recitals. The recitals of the Credit Agreement are amended and restated in their entirety to read as follows:

WHEREAS, the Lenders have agreed to make available to the Loan Parties a revolving credit facility (which includes letters of credit) and a delayed draw term loan facility upon the terms and conditions set forth in this Credit Agreement (this “Agreement”).

3.Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended first by deleting the definitions of “Additional Prudential Debt”, “Aggregate Commitments”, “Applicable Margin”, “Borrowing Base”, “Borrowing Base Certificate”, “Business Day”, “Commitment”, “Eligible Leased Assets”, “Fixed Charge Coverage Ratio”, “Interest Period”, “Lender”, “LIBOR Loan”, “LIBOR Office”, “LIBOR Rate”, “Loan”, “Loan Availability”, “Loan Index Lender”, “Loan Index Rate”, “Loan or Loans”, “Net Cash Proceeds”, “Note”, “Outstandings”, “Pro Rata Share”, “Program Repurchases”, “Prudential Intercreditor Agreement”, “Regular Dividends”, and “Termination Date” and second by adding the following definitions to such Section in their correct alphabetical order:

“Additional Prudential Debt”: Means Prudential Notes issued under the Private Shelf Agreement on or after the Tenth Amendment Effective Date.

“Aggregate Commitments”:  The Commitments of all Lenders.

“Aggregate Revolving Commitments”:  The Revolving Commitments of all Lenders, as reduced from time to time pursuant to Section 6.3.

“Applicable Margin”: For any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) SOFR Loans shall be the percentage set forth under the column “SOFR Margin” and (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”:

Level	Leverage Ratio	SOFR Margin	Base Rate Margin
I	Greater than or equal to 2.00	1.75%	0%
II	Less than 2.00	1.50%	0%

The SOFR Margin and the Base Rate Margin shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Loan Parties provide or are required to provide the annual or quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.3, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.4.  Notwithstanding anything contained in this paragraph to the contrary, (a) if the Loan Parties fail to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.3 and 10.1.4, the SOFR Margin and the Base Rate Margin shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b)  no reduction to any Applicable Margin shall become effective at any time when an Unmatured Event of Default or an Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Tenth Amendment Effective Date shall be based on the Level II until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending after the Tenth Amendment Effective Date.

“Business Day”: A day of the week (but not a Saturday, Sunday or holiday) on which the Chicago, Illinois offices of Agent are open to the public for carrying on substantially all of Agent’s business functions, provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Commitment”:  As to each Lender, its obligation to (a) make Revolving Loans to the Company pursuant to Section 2.1.1 (the “Revolving Commitment”), (b) purchase participations in L/C Obligations, and (c) make Delayed Draw Term Loans to the Company pursuant to Section 2.1.3 (the “Delayed Draw Term Loan Commitment”), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Continue”, “Continuation” and “Continued”: Means the continuation of a SOFR Loan based on Term SOFR from one Term SOFR Interest Period to another Term SOFR Interest Period pursuant to Section 2.2.3.

“Delayed Draw Term Loan”: As defined in Section 2.1.3.

“Delayed Draw Term Loan Availability Period”: With respect to the Delayed Draw Term Loan Commitment, the period commencing on the Tenth Amendment Effective Date to the earliest to occur of (a) October 12, 2023, (b) the date of termination of the Delayed Draw Term Loan Commitment pursuant to Section 13.2, and (c) the date on which each Lender has funded the maximum amount of such Lender’s Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Maturity Date”: The earlier to occur of (a) April 12, 2029, or (b) such other date on which the Commitment terminates pursuant to Section 13.

“Fixed Charge Coverage Ratio”:  As of any date of determination and calculated for a trailing twelve month period ending on such date of determination, the ratio of (a) the total EBITDA of the Loan Parties for such period, minus (i) the sum of income taxes paid in cash by the Loan Parties in such period, (ii) the sum of all Capital Expenditures made by the Loan Parties in such period, and (iii) the sum of all distributions (excluding any Special Dividend made in such period) made by the Loan Parties in such period, divided by (b) the sum for such period of (i) cash interest expense plus (ii) all scheduled payments of principal on Debt (excluding, (A) any Specified Principal Payment and (B) for the avoidance of doubt, any payment pursuant to Section 6).

“Floor”: A rate of interest equal to 0.00%.

“Lender”:  As defined in the Preamble.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

“Loan or Loans”:  The Revolving Loans and the Delayed Draw Term Loans, or any one or more of them, made by the Lenders to the Loan Parties under this Agreement.

“Loan Availability”:  An amount equal to the Aggregate Revolving Commitments.

“Net Cash Proceeds”:

(a)With respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Loan Parties to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

with respect to any issuance of Debt (other than the Prudential Notes issued on or about the Fourth Amendment Effective Date and on or about the Fifth Amendment Effective Date and (ii) constituting Additional Prudential Debt), the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Note”:  Each promissory note executed by the Loan Parties in favor of a Lender in connection with this Agreement in the form of Exhibit A, or, with respect to the Delayed Draw Term Loans, the form attached as Exhibit E to the Tenth Amendment, in each case, as they may be amended, modified, supplemented, restated or replaced from time to time, or any one or more of them.

“Outstandings”:  At any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans after giving effect to any borrowings and prepayments or repayments occurring on such date, plus (b) the Stated Amount of all Letters of Credit.

“Pro Rata Share”:  With respect to a Lender’s obligation to make Loans, participate in L/C Obligations, reimburse the L/C Issuer, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Aggregate Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the Aggregate Commitments of all Lenders and (y) from and after the time the Aggregate Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Outstandings plus the aggregate principal amount of such Lender’s Delayed Draw Term Loans by (ii) the aggregate unpaid principal amount of all Outstandings plus the aggregate principal amount of all outstanding Delayed Draw Term Loans.

“Program Repurchases”: Immaterial repurchases or redemptions of Capital Securities of the Company using operating cash on the balance sheet of the Company, proceeds of Loans, or the proceeds of Additional Prudential Debt, in each case pursuant to a share repurchase program approved by the Company’s board of directors.

“Prudential Notes”: Those certain senior secured promissory notes issued by the Loan Parties pursuant to (i) that certain Note Agreement dated as of May 14, 2015, by and among the Loan Parties and Prudential, as it may be amended, modified, supplemented, restated or replaced from time to time and (ii) the Prudential Shelf Agreement.

“Prudential Intercreditor Agreement”:  That certain Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of the Tenth Amendment Effective Date by and among Prudential, the Administrative Agent, the Lenders, the holders of Additional Prudential Debt party thereto from time to time and the Loan Parties, as it may be amended, modified, supplemented, restated or replaced from time to time.

“Prudential Shelf Agreement”: That certain Private Shelf Agreement, dated as of the Tenth Amendment Effective Date, by and among the Loan Parties, PGIM, Inc. and the purchasers of any notes thereunder after the Tenth Amendment Effective Date, as it may be amended, modified, supplemented, restated or replaced from time to time.

“Reference Time”: With respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, then approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to (i) if the date of such setting is a SOFR Business Day, such date or (ii) otherwise, the SOFR Business Day immediately preceding such date and (b) if such Benchmark is not Term SOFR, then the time determined by Agent in accordance with the Benchmark Conforming Changes. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day as described in clause (a) above has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

“Regular Dividends” means those regular quarterly cash dividends paid by the Company in respect of its Capital Securities consistent with past practices of the Company.

“Revolving Loans”: As defined in Section 2.1.1.

“SOFR”: With respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“SOFR Administrator’s Website”: The website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

“SOFR Borrowing”: The SOFR Loans comprising a borrowing of Loans.

“SOFR Business Day”: Any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Loan”: A Loan that bears interest at a rate based on Term SOFR.

“SOFR Rate”: With respect to each day during which interest accrues on a SOFR Loan, the rate per annum (expressed as a percentage) equal to either (a) Term SOFR for the applicable Term SOFR Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 4.5, such Benchmark Replacement for such day.

“Specified Principal Payment”: Means (i) the $30,000,000 principal payment due on September 10, 2028 with respect to the Company’s $30,000,000.00 3.18% Senior Secured Notes issued to Prudential, as the same are outstanding as of the Tenth Amendment Effective Date and (ii) with respect to any Prudential Note evidencing any Additional Prudential Debt, to the extent such Additional Prudential Debt consists of a non-amortizing term note that is due and payable in one principal payment on the stated maturity date of such Additional Prudential Debt, such principal payment, so long as such principal payment consists of the payment in full of such note and, in each case with respect to the payments described in clauses (i) and clauses (ii), such payments are made with the proceeds of Debt that is permitted under Section 11.1 of the Credit Agreement.

“Tenth Amendment”: That certain Amendment No. 10 to Credit Agreement, dated as of April 12, 2022, by and among the Loan Parties, the Administrative Agent and the Lenders.

“Tenth Amendment Effective Date”:  April 12, 2022.

“Term SOFR” With respect to each day of any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate for a period comparable to such Term SOFR Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Term SOFR Interest Period and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.5, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Interest Period”: With respect to that portion of the Loan bearing interest based on Term SOFR, a period of 1 month to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by the Company in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to Agent and the Company; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 4.5 shall be available for specification in any borrowing request.  For purposes hereof, the date of a Loan or SOFR Borrowing initially shall be the date on which such Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or SOFR Borrowing.

“Termination Date”:  The earlier to occur of (a) April 12, 2027, or (b) such other date on which the Commitment terminates pursuant to Section 13.

4.Amendment of Section 2.1.  Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.1Commitments.  On and subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to, and the L/C Issuer agrees to issue Letters of Credit for the account of, the Loan Parties, jointly or severally, as follows:

2.1.1Revolving Loan Commitment.  Each Lender severally agrees to make loans on a revolving basis (each a “Revolving Loan”) from time to time until the Termination Date in the amounts as the Company may request from the Lender; provided, however, that after giving effect to any Revolving Loan, (i) the Outstandings will not at any time exceed Loan Availability and (ii) the aggregate Outstandings of any Lender shall not exceed such Lender’s Revolving Commitment.  Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, Company may borrow under this Section 2.1.1, prepay under Section 6.1.1, and reborrow under this Section 2.1.1.

2.1.2.L/C Commitment.  Subject to Section 2.3.1, the L/C Issuer, in reliance on the agreements of the other Lenders set forth herein, agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the L/C Issuer (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (b) the Outstandings shall not at any time exceed Loan Availability.

2.1.3Delayed Draw Term Loans.  Each Lender severally agrees to make term loans (each such loan, a “Delayed Draw Term Loan”) to the Company from time to time during the Delayed Draw Term Loan Availability Period in the amounts as the Company may request from the Lender; provided, however, that after giving effect to any Delayed Draw Term Loan, (i) the aggregate amount of Delayed Draw Term Loans made by a Lender shall not exceed such Lender’s Delayed Draw Term Loan Commitment, (ii) the aggregate outstanding Delayed Draw Term Loans shall not exceed $30,000,000, and (iii) there shall be no more than five (5) Delayed Draw Term Loans outstanding.  Each Delayed Draw Term Loan shall be a term loan and may not be reborrowed.

5.Amendment of Section 2.2.1.  Section 2.2.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.2.1Various Types of Loans.  Each Revolving Loan shall be divided into tranches which are either a Base Rate Loan  or a SOFR Loan (each, a “type” of Revolving Loan), as the Company shall specify in the related Notice of Borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  SOFR Loans having the same Term SOFR Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and SOFR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of SOFR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Revolving Loans.

6.Amendment of Section 2.2.2.  Section 2.2.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.2.2Borrowing Procedures.

(a)The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to Agent of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate Loan, 11:00 A.M., Minneapolis time, on the proposed date of such borrowing, and (b) in the case of a SOFR Loan, 11:00 A.M., Minneapolis time, at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a SOFR Loan, the initial Term SOFR Interest Period therefor.  Each Base Rate Loan shall be in an aggregate amount of at least $100,000 or a higher integral multiple of $100,000.  Each SOFR Loan shall be in an aggregate amount of at least $500,000 or a higher integral multiple of $100,000. If the Company fails to timely select such Term SOFR Interest Period as aforesaid, the Term SOFR Interest Period shall be a one-month Term SOFR Interest Period.

(b)Following receipt of a Notice of Borrowing, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans.  Each Lender shall make the amount of its Revolving Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing.  Upon satisfaction of the applicable conditions set forth in Section 12, Agent shall make all funds so received available to the Company in like funds as received by Agent either by (i) crediting the account of Company on the books of CIBC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by the Company; provided, however, that if, on the date the Notice of Borrowing with respect to such borrowing is given by the Company, there are Unreimbursed Amounts outstanding, then the proceeds of such borrowing first, shall be applied, to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to the Company as provided above.

7.Amendment of Section 2.2.3.  Section 2.2.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.2.3Conversion and Continuation Procedures.

(a)Subject to Section 2.2.1, the Company may, upon irrevocable written notice to Agent in accordance with clause (b) below:

(i)elect, as of any Business Day, to convert any Revolving Loans (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $100,000) into Revolving Loans of the other type; or

(ii)elect, as of the last day of the applicable Term SOFR Interest Period, to continue any SOFR Loans having Term SOFR Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $100,000) for a new Term SOFR Interest Period;

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Minneapolis time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of SOFR Loans, 11:00 A.M., Minneapolis time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)the proposed date of conversion or continuation;

(ii)the aggregate amount of Revolving Loans to be converted or continued;

(iii)the type of Revolving Loans resulting from the proposed conversion or continuation; and

(iv)in the case of conversion into, or continuation of, SOFR Loans, the duration of the requested Term SOFR Interest Period therefor.

(c)If upon the expiration of any Term SOFR Interest Period applicable to SOFR Loans, the Company has failed to select timely a new Term SOFR Interest Period to be applicable to such SOFR Loans, the Company shall be deemed to have elected to convert such SOFR Loans into Base Rate Loans effective on the last day if such Term SOFR Interest Period.

(d)Any conversion of a SOFR Loan on a day other than the last date of a Term SOFR Interest Period therefor shall be subject to Section 8.4.

(e)Following receipt of a Notice of Conversion/Continuation, Agent shall promptly notify each Lender of such notice, and if no timely Notice of Conversion/Continuation is provided by the Company, Agent shall notify each Lender of the details of any automatic conversion to base Rate Loans described in Section 2.2.3(c).  All conversions and continuation of Loans must be made uniformly and ratably among the Lenders.

8.Amendment of Section 2.2. Section 2.2 of the Credit Agreement is hereby amended by adding a new Section 2.2.4 thereto, with such new section to read as follows:

2.2.4Delayed Draw Term Loan Procedures.

(a)The Company shall give a Notice of Borrowing or telephonic notice (followed immediately by a Notice of Borrowing) to Agent of each proposed borrowing of a Delayed Draw Term Loan not later than 11:00 A.M., Minneapolis time, at least five Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by Agent, shall be irrevocable (subject to Section 2.2.4(c)), and shall specify the date and amount and type of borrowing.  Each Delayed Draw Term Loan shall be in an aggregate amount of at least $3,000,000 or a higher integral multiple of $1,000,000.

(b)Following receipt of a Notice of Borrowing relating to a Delayed Draw Term Loan, Agent shall promptly notify each Lender of the amount of its share of the applicable Delayed Draw Term Loan.  Each Lender shall make the amount of its Delayed Draw Term Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing.  Upon satisfaction of the applicable conditions set forth in Section 12 and Section 2.2.4(d), Agent shall make all funds so received available to the Company in like funds as received by Agent either by (i) crediting the account of Company on the books of CIBC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by the Company.

(c)Following receipt of a Notice of Borrowing relating to a Delayed Draw Term Loan, Agent, in consultation with the Lenders, shall provide to the Company with the interest rate that will be applicable to the requested Delayed Draw Term Loan (the “Delayed Draw Term Loan Interest Rate”). If the Company does not object to the Delayed

Draw Term Loan Interest Rate in a written objection notice delivered to the Agent by 3:00 P.M. Minneapolis time on the Business Day following its receipt from the Agent of the Delayed Draw Term Loan Interest Rate, it shall be deemed to have accepted the Delayed Draw Term Loan Interest Rate. If the Company objects to the Delayed Draw Term Loan Interest pursuant to the immediately preceding sentence, it shall be deemed to have revoked the Notice of Borrowing relating to such Delayed Draw Term Loan, and absent further agreement between the Company and the Agent, the Lenders shall have no obligation to fund the Delayed Draw Term Loan.

(d)As a condition to the funding of any Delayed Draw Term Loan, the Loan Parties shall deliver to the Agent a signed confirmation of acceptance (a “DDTL Confirmation of Acceptance”) with respect to the applicable Delayed Draw Term Loan and the applicable Delayed Draw Term Loan Interest Rate, which shall be substantially in the form attached to the Tenth Amendment as Exhibit F.

(e)Notwithstanding anything to the contrary contained in this Section 2.2.4, the Company agrees to borrow and the Lenders agree to make a Delayed Draw Term Loan to the Company in an amount equal to $15,000,000 on the Tenth Amendment Effective Date, as specified in the DDTL Confirmation of Acceptance delivered on the Tenth Amendment Effective Date. The Agent and the Lenders hereby waive any requirement for the Company to deliver a Notice of Borrowing in connection with the Delayed Draw Term Loan described in this paragraph (e).

9.Amendment of Section 2.4. Section 2.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.4Certain Conditions. Notwithstanding any other provision of this Agreement, neither Agent nor any Lender or the L/C Issuer shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any SOFR Loan, or to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

10.Amendment of Section 2.5.1(a). Section 2.5.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)all or any part of the Defaulting Lender’s obligation to participate in L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares as determined pursuant to the definition of “Pro Rata Share” but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstandings plus such Lender’s Delayed Draw Term Loans plus such Defaulting Lender’s obligation to participate in L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 12.2 are satisfied at such time; and

11.Amendment of Section 3.1. Section 3.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

3.1Notes. The Revolving Loans made by each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of each Lender in a face principal amount equal to its Revolving Commitment. The Delayed Draw Term Loans made by each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of each Lender in a face principal amount equal to its Delayed Draw Term Loan Commitment.

12.Amendment of Section 3.2. Section 3.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(a)Recordkeeping.  Each Lender shall record in its records, the date and amount of each Loan made by such Lender, each repayment or conversion thereof, the purchases and sales by such Lender of participations in Letters of Credit and, in the case of each SOFR Loan, the dates on which each Term SOFR Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid to such Lender.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Loan Parties hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

13.Amendment of Section 4. Section 4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 4INTEREST RATES

4.1Interest Rates.  The Loan Parties, jointly and severally, promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin;
(b)at all times while such Loan is a SOFR Loan, at a rate per annum equal to the sum of the SOFR Rate applicable to each Term SOFR Interest Period for such Loan plus the Applicable Margin; and
(c)with respect to each Delayed Draw Term Loan, at a rate per annum equal to the Delayed Draw Term Loan Interest Rate as set forth in the DDTL Confirmation of Acceptance applicable to such Delayed Draw Term Loan;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be the Default Rate, provided further that such increase may thereafter be rescinded by the Required Lenders.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity.  Accrued interest on each SOFR Loan having a Term SOFR Interest Period of three months or shorter shall be payable on the last day of such Term SOFR Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity.  Accrued interest on each SOFR Loan having a Term SOFR Interest Period of longer than three months shall be payable on the respective dates that fall every three months after the beginning of such Term SOFR Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity.  Accrued interest on each Delayed Draw Term Loan shall be payable in arrears on the first day of each calendar month and at maturity.   After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand. For purposes hereof, maturity shall mean the Delayed Draw Term Loan Maturity Date or the Termination Date, as applicable.

4.3Setting and Notice of SOFR Rates.  The applicable SOFR Rate for each Term SOFR Interest Period shall be determined by Agent, and notice thereof shall be given by Agent promptly to the Company and the Lenders.  Each determination of the applicable SOFR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Agent shall, upon written request of the Company, deliver to the Company a statement showing the computations used by Agent in determining any applicable SOFR Rate hereunder.

4.4Computation of Interest.  Interest on any applicable portion of the outstanding principal balance of the Loan shall be calculated by multiplying (i) the actual number of days elapsed in the period for which the calculation is being made by (ii) a daily rate based on a three hundred sixty (360) day year (or a 365/366 day year in the case of a Base Rate Loan) by (iii) such portion of the outstanding principal balance of the Loan. Such interest shall be calculated on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

4.5Benchmark Replacement Setting; Benchmark Conforming Changes. Upon the occurrence of a Benchmark Transition Event, Agent and the Company may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and the Company so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders.  No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with Term SOFR or the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify the Company and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes.  Agent will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 4.5.  Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.5 will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.5. Notwithstanding anything to the contrary herein or in any other Loan Document (other than any Hedging Agreement), at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

The following terms have the following meanings:

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Term SOFR Interest Period” or similar term pursuant to Section 4.5.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.5.

“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Business Day” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of compensation for losses, and (e) other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof)

permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.  For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.5 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.5.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

14.Amendment of Section 5.2. Section 5.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

5.2Other Fees.

(a)Non-Utilization Fee.  The Loan Parties, jointly and severally, agree to pay to each Lender a non-utilization fee equal to 0.25% of the total of (i) such Lender’s Revolving Commitment, minus (ii) the daily average of the aggregate principal amount of the Outstandings attributable to such Lender, which non-utilization fee shall be (X) calculated on the basis of a year consisting of 360 days, (Y) paid for the actual number of days elapsed, and (Z) payable quarterly in arrears on the last day of each calendar quarter and on the Termination Date.
(b)Delayed Draw Term Loan Non-Utilization Fee.  During the Delayed Draw Term Loan Availability Period, the Loan Parties, jointly and severally agree to pay to each Lender a non-utilization fee equal to 0.10% of the total of (i) such Lender’s Delayed Draw Term Loan Commitment, minus (ii) the aggregate principal amount of outstanding Delayed Draw Term Loans attributable to such Lender, which non-utilization fee shall be (X) calculated on the basis of a year consisting of 360 days, (Y) paid for the actual number of days elapsed, and (Z) payable quarterly in arrears on the last day of each calendar quarter and on the last day of the Delayed Draw Term Loan Availability Period.
(c)Prepayment Fee.  In the event of any prepayment of any Delayed Draw Term Loan, the Loan Parties jointly and severally, agree to pay to each Lender a prepayment fee equal to the following: (a) 3% of the amount so prepaid if prepayment occurs any time on or prior to the third anniversary of the Tenth Amendment Effective Date, (b) 2% of the amount so prepaid if prepayment occurs any time after the third anniversary of the Tenth Amendment Effective Date but on or prior to the fifth anniversary of the Tenth Amendment Effective Date, and (c) 1% of the amount so prepaid if prepayment occurs any time after the fifth anniversary of the Tenth Amendment Effective Date.

(d)Lender’s Fees.  The Loan Parties, jointly and severally, agree to pay to each Lender such other reasonable fees and expenses as are mutually agreed to from time to time by the Company and such Lender, including the fees required to be paid in accordance with Section 16.5(a).
15.Amendment of Section 6. Section 6 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 6REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1Prepayments.

6.1.1Voluntary Prepayments.  The Loan Parties may from time to time prepay the Loans in whole or in part; provided that the Company shall give Agent and each Lender notice thereof not later than 11:00 A.M., Minneapolis time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

6.1.2Mandatory Prepayments.  If on any day the Outstandings exceed the Aggregate Revolving Commitments, the Loan Parties shall immediately prepay the Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.  Subject to the Prudential Intercreditor Agreement, the Loan Parties shall make an immediate prepayment of the Loans upon the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds; provided that no prepayment shall be required under this sentence with respect to the first $4,000,000 of Net Cash Proceeds received by the Loan Parties in any Fiscal Year; and provided further that such prepayment shall be applied as directed by the Required Lenders.

6.1.3Manner of Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $25,000 or a higher integral multiple of $5,000.  Any prepayment of a SOFR Loan on a day other than the last day of ana Term SOFR Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Revolving Loans shall be applied first to repay outstanding Base Rate Loans, and then to repay outstanding SOFR Loans in direct order of Term SOFR Interest Period maturities.

6.2Repayments and Terminations.  The Revolving Loans shall be irrevocably paid in full in cash, and the Commitment shall terminate, on the Termination Date. The Delayed Draw Term Loans shall be irrevocably paid in full in cash on the Delayed Draw Term Loan Maturity Date.

6.3Reduction of Revolving Commitments.  The Loan Parties may, at any time, upon not less than 30 days’ prior written notice from the Company to Agent and each Lender, reduce the amount of the Revolving Commitments, with any such reduction in a minimum amount of $1,000,000, or, if more, in an integral multiple of $500,000 and on a pro rata basis for each Commitment; provided, however, that the Loan Parties may not at any time reduce the amount of Revolving Commitments below the Outstandings. Upon any reduction as provided herein, the Administrative Agent shall deliver an updated Schedule 2.1 to the Loan Parties and the Lenders.

16.Amendment of Section 7. Section 7 of the Credit Agreement is hereby amended by deleting the references to “LIBOR” appearing therein and replacing such references with “SOFR”.
17.Amendment of Section 8. Section 8 of the Credit Agreement is hereby amended (i) by deleting the references to “LIBOR” appearing therein and replacing such references with “SOFR” and (ii) by deleting the references to “Interest Period” appearing therein and replacing such references with “Term SOFR Interest Period”
18.Amendment of Section 10.1.8. Section 10.1.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.1.8Reserved.

19.Amendment of Section 10.1.12. Section 10.1.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.1.12Prudential Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from or on behalf of Prudential (excluding notices regarding interest rate quotes and other administrative matters not relating to an issuance of Prudential Notes).

20.Amendment of Section 10.1. Section 10.1 of the Credit Agreement is hereby amended by adding a new Section 10.1.13 thereto, with such new section to read as follows:

10.1.13Notice of Additional Debt.  Prior to or concurrently with the incurrence of any Additional Prudential Debt, (i) true, correct, and complete copies all documents entered into by any Loan Party in connection with such Debt and (ii) a certificate of a Senior Officer of the Loan Parties certifying that: (A) no Unmatured Event of Default or Event of Default exists at the time of funding or effectiveness of such Debt, (B) the Company and the Subsidiaries are in pro forma compliance with the financial covenants contained in Sections 11.15, 11.16, and 11.17 at the time of funding or effectiveness of such Additional Prudential Debt, and (C) at the time of funding or effectiveness of such Debt, all representations and warranties by the Loan Parties contained herein or in any other Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date of incurrence of such Debt and after giving pro forma effect thereto, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

21.Amendment of Section 11.1(j). Section 11.1(j) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(j)(i) Debt evidenced by Prudential Notes existing prior to the Tenth Amendment Effective Date and owed to Prudential but only so long as the Prudential Intercreditor Agreement is in full force and effect and (ii) the Additional Prudential Debt but only if such Additional Prudential Debt is subject to the Prudential Intercreditor Agreement and the Prudential Intercreditor Agreement is in full force and effect; so long as the total amount of Debt at any one time outstanding and permitted under this Section 11.1(j) does not exceed $100,000,000.

22.Amendment of Section 11.2(h). Section 11.2(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(h)Liens securing the Prudential Notes but only so long as the Prudential Intercreditor Agreement is in full force and effect.

23.Amendment of Section 11.5(C). Section 11.5(C) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(C)the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions) is less than $20,000,000 individually and the aggregate consideration for all Acquisitions by the Loan Parties since the Tenth Amendment Effective Date does not exceed $20,000,000;

24.Amendment of Section 11.9. Section 11.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.9Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by a Loan Party hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to Agent, for the ratable benefit of Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (C) restriction or conditions imposed by the agreements and documents governing or evidencing any Prudential Notes so long as no more restrictive than the equivalent restriction or condition contained in this Agreement, and (D) customary provisions in leases and other contracts restricting the assignment thereof.

25.Amendment of Section 13.1.5  Section 13.1.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

13.1.5Non-Compliance with Loan Documents.  (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.5, 10.3(b), 10.5, 10.9, or 10.1.13 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.

26.Amendment of Section 16.3.  Section 16.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

16.3Notices.  Except as otherwise provided in Sections 2.2.2, 2.2.3 and 2.2.4, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on the signature page or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Sections 2.2.2, 2.2.3 and 2.2.4, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold Agent harmless from any loss, cost or expense resulting from any such reliance.

27.Amendment of Schedule 2.1.  Schedule 2.1 of the Credit Agreement is hereby amended in its entirety to read as set forth in the Exhibit A attached to this Amendment.
28.Amendment of Exhibit C.  Exhibit C of the Credit Agreement (Form of Borrowing Base Certificate) is hereby deleted from the Credit Agreement.
29.Amendment of Exhibit D.  Exhibit D of the Credit Agreement (Form of Notice of Borrowing) is hereby amended in its entirety to read as set forth in the Exhibit B attached to this Amendment.

30.Amendment of Exhibit E.  Exhibit E of the Credit Agreement (Form of Notice of Conversion/Continuation) is hereby amended in its entirety to read as set forth in the Exhibit C  attached to this Amendment.
31.Additional Exhibits. The form of Note to evidence Delayed Draw Term Loans and the form of confirmation of acceptance respecting Delayed Draw Term Loans are attached hereto as Exhibit D and Exhibit E, respectively.
32.Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
(a)The Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed by the Loan Parties and the Lender.
(b)The Lender and the Administrative Agent shall have received a copy of an amendment to the Note Agreement, dated May 14, 2015 (as amended) with Prudential, in form and substance acceptable to the Lender and the Administrative Agent, duly executed by Prudential and the Loan Parties.
(c)The Lender and the Administrative Agent shall have received copy of that certain Private Shelf Agreement with Prudential, dated as of the date hereof, in form and substance acceptable to the Lender and the Administrative Agent, duly executed by Prudential and the Loan Parties.
(d)The Lender and the Administrative Agent shall have received an amendment and restatement of the Prudential Intercreditor Agreement, in form and substance acceptable to the Lender and the Administrative Agent, duly executed by Prudential and the Loan Parties.
(e)The Administrative Agent shall have received payment of the Amendment Fee as forth in Section 39 of this Amendment.
(f)The Administrative Agent shall have received such certificates of good standing, in each case respecting the Loan Parties, as the Administrative Agent may request.
(g)The representations and warranties set forth in Section 33 below shall be true and correct as of the effective date.
(h)All legal, tax, environmental and regulatory matters shall be satisfactory to the Administrative Agent.
(i)The Agent shall have received such other notes, agreements, documents, instruments, and certificates as it may reasonably request.

For the avoidance of doubt, the amendments and consent contemplated by this Amendment shall not be effective until each of the foregoing conditions have been satisfied or waived in writing by the Lender and the Administrative Agent.

33.Representations and Warranties.  To induce the Administrative Agent and the Lender to enter into this Amendment, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lender as follows:

(a)The execution, delivery and performance by the Loan Parties of this Amendment and any other documents required to be executed and/or delivered by the Loan Parties by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Loan Parties’ organizational documents, any agreement binding on or applicable to the Loan Parties or any of their property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Loan Parties or of any of their property and will not result in the creation or imposition of any Lien in or on any of their property pursuant to the provisions of any agreement applicable to the Loan Parties or any of their property, other than Liens in favor of the Administrative Agent.

(b)Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof and will be true and correct as of the effectiveness of this Amendment, as though made on each such date, except to the extent that such representations and warranties relate solely to an earlier date.

(c)There does not exist any Unmatured Event of Default or Event of Default.

34.No Waiver.  This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Unmatured Event of Default or Event of Default whether known to the Administrative Agent and/or the Lender, or unknown, as to which all rights and remedies of the Administrative Agent and the Lender shall remain reserved.
35.Binding Nature of Loan Documents.  Each Loan Party acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature.  Each Loan Party hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement, as amended hereby, and each other Loan Document.
36.Reference to the Loan Documents.  From and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.
37.Release.  Each Loan Party hereby releases, acquits, and forever discharges each of the Administrative Agent and the Lender and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lender existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.  The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent and the Lender and their respective successors and assigns.
38.Estoppel.  Each Loan Party represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which any Loan Party may have or claim to have against the Administrative Agent and/or the Lender, which might arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.
39.Amendment Fee. The Loan Parties, jointly and severally, agree to pay to the Administrative Agent an amendment fee as set forth in that certain Amendment No. 10 Fee Letter dated as of the date hereof (the “Amendment Fee”).  Such Amendment Fee shall be due and payable upon the execution of this Amendment and shall be fully earned when paid and shall not be refundable for any reason whatsoever.
40.Expenses.  Without in any way limiting the generality of Section 16.5 of the Credit Agreement, the Loan Parties, jointly and severally, hereby agree to pay to the Administrative Agent all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with this Amendment, the Credit Agreement and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment.
41.Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.
42.Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

43.No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature pages follow.]

THE PARTIES HAVE EXECUTED this Amendment No. 10 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

LOAN PARTIES:

WINMARK CORPORATION

By:	/s/ Anthony D. Ishaug
Name:	Anthony D. Ishaug
Title:	Chief Financial Officer

WIRTH BUSINESS CREDIT, INC.

By:	/s/ Anthony D. Ishaug
Name:	Anthony D. Ishaug
Title:	Chief Financial Officer

WINMARK CAPITAL CORPORATION

By:	/s/ Anthony D. Ishaug
Name:	Anthony D. Ishaug
Title:	Chief Financial Officer

GROW BIZ GAMES, INC.

By:	/s/ Anthony D. Ishaug
Name:	Anthony D. Ishaug
Title:	Chief Financial Officer

(Signatures continue on next page.)

ADMINISTRATIVE AGENT

AND A LENDER:

CIBC BANK USA

By:	/s/ Leanne Manning
Name:	Leanne Manning
Title:	Managing Director

EXHIBIT A

(see attached)

SCHEDULE 2.1

COMMITMENTS

AND APPLICABLE PERCENTAGES

(updated as of April 12, 2022)

Lender	Revolving Commitment	Delayed Draw Term Loan Commitment	Commitment	Applicable Percentage

CIBC BANK USA	$20,000,000.00	$30,000,000.00	$50,000,000.00	100%

Total	$20,000,000.00	$30,000,000.00	$50,000,000.00	100%

EXHIBIT B

(see attached)

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:CIBC BANK USA (the “Administrative Agent”)

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CIBC BANK USA (“CIBC”), as a Lender and as Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to [Section 2.2.2] [Section 2.2.4] of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)The proposed borrowing is a [Revolving Loan] [Delayed Draw Term Loan].

(ii)The requested borrowing date for the proposed borrowing (which is a Business Day) is

   ,  .

(iii)The aggregate amount of the proposed borrowing is $    .

(iv)With respect to a borrowing of a Revolving Loan:

(A)The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [SOFR] Loans.

(B)The duration of the Term SOFR Interest Period for each SOFR Loan made as part of the proposed borrowing, if applicable, is 1 months.

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby:  (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement; (iii) no more than three (3) different Group of SOFR Loans are/will be outstanding; and (iv) conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the borrowing requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on    ,  .

WINMARK CORPORATION

By:

Name:

Title:

EXHIBIT C

(see attached)

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:CIBC BANK USA (the “Administrative Agent”)

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CIBC BANK USA (“CIBC”), as a Lender and as Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)on [date] convert $[   ] of the aggregate outstanding principal amount of the  [   ] Loan, into a(n) [   ] Loan [and, in the case of a SOFR Loan, having a Term SOFR Interest Period of one month];

[(b)on [date] continue $[   ] of the aggregate outstanding principal amount of the SOFR Loan, as a SOFR Loan having a Term SOFR Interest Period of one month.]

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.  The undersigned also represents and warrants that, before and after giving effect the conversion/continuation requested hereby, no more than three different Groups of SOFR Loans are/will be outstanding.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on   ,  .

WINMARK CORPORATION

By:

Name:

Title:

EXHIBIT D

(see attached)

DELAYED DRAW TERM LOAN NOTE

$30,000,000.00April 12, 2022

Minneapolis, Minnesota

The undersigned, jointly and severally, for value received, promise to pay to the order of CIBC BANK USA, an Illinois bank and trust company (the “Lender”), at the Administrative Agent’s Office (as defined in the Credit Agreement referred to below), the principal sum of Thirty Million Dollars ($30,000,000.000) or the aggregate unpaid amount of all Delayed Draw Term Loans made to the undersigned by the Lender pursuant to the Credit Agreement (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned, jointly and severally, further promise to pay interest on the unpaid principal amount of each Delayed Draw Term Loan from the date of such Delayed Draw Term Loan until such Delayed Draw Term Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, CIBC BANK USA, as Administrative Agent for the lenders, certain other lenders party thereto and the Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

The undersigned, jointly and severally, agree to pay all costs of collection, including attorneys’ fees, in the event this Note is not paid when due.  This Note is being delivered in, and shall be governed by, the laws of the State of Minnesota.  Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[The signature page follows.]

[Signature page to $30,000,000 Delayed Draw Term Loan Note payable to CIBC BANK USA]

WINMARK CORPORATION By: Name: Anthony D. Ishaug Title: Chief Financial Officer	GROW BIZ GAMES, INC. By: Name: Anthony D. Ishaug Title: Chief Financial Officer

WIRTH BUSINESS CREDIT, INC. By: Name: Anthony D. Ishaug Title: Chief Financial Officer	WINMARK CAPITAL CORPORATION By: Name: Anthony D. Ishaug Title: Chief Financial Officer

EXHIBIT E

(see attached)

CONFIRMATION OF ACCEPTANCE

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CIBC BANK USA (“CIBC”), as a Lender and as Administrative Agent for the Lenders (the “Agent”).  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Pursuant to the certain Notice of Borrowing, dated __________, __, 20__, the Company has requested to borrow a Delayed Draw Term Loan on the terms and conditions set forth in the Credit Agreement.

The Agent, on behalf of the Lenders, hereby confirms the following with respect to the requested Delayed Draw Term Loan, effective as of the date this Confirmation of Acceptance is countersigned by the Company:

(i)Date of borrowing: _________________________________.

(ii)Principal amount of Delayed Draw Term Loan: $_________________________.

(iii)	Delayed Draw Term Loan Interest Rate: ____%.

Dated as of __________, __, 202___

CIBC BANK USA, as Agent

By: ________________________

Name: ______________________

Title: _______________________

The Company hereby acknowledges receipt of this Confirmation of Acceptance and agrees to the terms of the Delayed Draw Term Loan set forth herein, including, without limitation, the Delayed Draw Term Loan Interest Rate as set forth herein.

The Company has caused this Confirmation of Acceptance to be executed and delivered by its duly authorized officer on __________, __, 20__.

WINMARK CORPORATION

By:

Name:

Title: